Exhibit 11.1

ESTERLINE TECHNOLOGIES CORPORATION

(In thousands, except per share amounts)

						Eleven
						Months
	Twelve Months Ended					Ended
	2017	2016	2015	2014	2013	2015
	(Restated)	(Restated)	(Unaudited) (Recast) (Restated)	(Restated)		(Restated)
Computation of Earnings Per Share - Basic

Weighted Average Number of Shares Outstanding	29,767	29,490	30,729	31,840	31,173	30,729

Earnings (Loss) Per Share Attributable to Esterline - Basic:
Continuing Operations	$4.00	$3.84	$4.11	$5.16	$5.42	$3.10
Discontinued Operations	(0.25)	(0.52)	(1.31)	(1.97)	(0.14)	(1.21)
Earnings Per Share	$3.75	$3.32	$2.80	$3.19	$5.28	$1.89

Computation of Earnings Per Share - Diluted

Weighted Average Number of Shares Outstanding	29,767	29,490	30,729	31,840	31,173	30,729
Net Shares Assumed to be Issued for Stock Options and RSUs	236	274	486	608	565	486
Weighted Average Number of Shares and Equivalent Shares Outstanding - Diluted	30,003	29,764	31,215	32,448	31,738	31,215

Earnings (Loss) Per Share Attributable to Esterline - Diluted:
Continuing Operations	$3.96	$3.80	$4.05	$5.06	$5.33	$3.05
Discontinued Operations	(0.24)	(0.51)	(1.29)	(1.93)	(0.14)	(1.19)
Earnings Per Share	$3.72	$3.29	$2.76	$3.13	$5.19	$1.86